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                                   EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SPORTSLINE USA, INC.

                 (Originally Incorporated on February 23, 1994)


                                    ARTICLE I

         The name of the corporation is SPORTSLINE USA, INC. (hereinafter called the "Company").

                                   ARTICLE II

         The address of the Company's registered office in the State of Delaware is 1013 Centre Road, New Castle County, Wilmington, Delaware 19805 and the name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

         The purpose for which the Company is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The aggregate number of shares of all classes of capital stock which this Company shall have authority to issue is 51,000,000, consisting of (i) 50,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Each two and one-half (2.5) shares of the Company's Common Stock issued at the time this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware shall be automatically changed and reclassified, without further action, into one (1) fully paid and non-assessable share of the Company's Common Stock, provided that no fractional shares shall be issued pursuant to such change and reclassification.

         The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Company are as follows:


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         A.  Provisions Relating to the Preferred Stock.

                  1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors (the "Board") as hereinafter prescribed.

                  2. Authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                           (a) whether or not the class or series is to have
                  voting rights, full or limited, or is to be without voting rights;

                           (b) the number of shares to constitute the class or
                  series and the designations thereof;

                           (c) the preferences and relative, participating,
                  optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                           (d) whether or not the shares of any class or series
                  shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

                           (e) whether or not the shares of a class or series
                  shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                           (f) the dividend rate, whether dividends are payable
                  in cash, stock of the Company, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;




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                           (g) the preferences, if any, and the amounts thereof
                  which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                           (h) whether or not the shares of any class or series
                  shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                           (i) such other special rights and protective
                  provisions with respect to any class or series as the Board may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

         B.  Provisions Relating to the Common Stock.

                  1. Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

                  2. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

                  3. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Company shall be distributed pro rata to the holders of the




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         Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

         C.  General Provisions.

                  1. Except as may be provided by the resolutions of the Board authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, cumulative voting by any stockholder is hereby expressly denied.

                  2. No stockholder of the Company shall have, by reason of its holding shares of any class or series of stock of the Company, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of the Company now or hereafter to be authorized, and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend, voting or other rights of such stockholder.

                                    ARTICLE V

         A. Number and Term of Directors. The Company's Board shall consist of not less than three directors, with the exact number to be fixed from time to time by resolution of the Board. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The Board shall be divided into three classes, Class I, Class II and Class III. The number of directors elected to each class shall be determined by the Board and shall be as nearly equal in number as possible. The Board shall apportion any increase or decrease in the number of directorships among the classes so as to make the number of directors in each class as nearly equal as possible. Each director in Class I shall be elected to an initial term to expire at the annual meeting next ensuing, each director in Class II shall be elected to an initial term to expire one year thereafter, and each director in Class III shall be elected to an initial term to expire two years thereafter, in each case and until his or her successor is duly elected and qualified or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each class of directors, respectively, the directors of each class shall be elected for a term of three years to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office.

         B. Director Vacancies; Removal. Whenever any vacancy on the Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, only a majority of directors in office, although less than a quorum of the entire Board, may fill the vacancy or vacancies for the balance of




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the unexpired term or terms, at which time a successor or successors shall be duly elected by the stockholders and qualified. Stockholders shall not, and shall have no power to, fill any vacancy on the Board. Stockholders may remove a director from office prior to the expiration of his or her term, but only for "cause" by an affirmative vote of at least eighty percent (80%) of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote for the election of directors, voting together as a single class.

         C. Amendment, Alteration or Repeal. The affirmative vote of at least eighty percent (80%) of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote for the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article VI.

                                   ARTICLE VI

         A. Action by Stockholders Without Meeting. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

         B. Special Meetings of Stockholders. Special meetings of stockholders of the Company may be called only by the Chairman of the Board or the Chief Executive Officer of the Company or by the Board pursuant to a resolution approved by a majority of the entire Board. Only business within the purpose or purposes described in the notice required by Section 222 of the Delaware General Corporation Law may be conducted at a special meeting of stockholders.

         C. Stockholder Nominations and Proposals. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of stockholders of the Company shall be given in the manner provided by the ByLaws of the Company.

         D. Amendment, Alteration or Repeal. The affirmative vote of at least eighty percent (80%) of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote for the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article VII.

                                   ARTICLE VII

         No director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing




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violation of the law, (iii) under ss. 174 of the Delaware General Corporation
Law, or (iv) for any transaction from which the director derived an improper benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

                                  ARTICLE VIII

         The Company shall indemnify and shall advance expenses to its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

                                   ARTICLE IX

         The Directors of the Company shall have the power to adopt, amend or repeal the bylaws of the Company.

         This Amended and Restated Certificate of Incorporation shall be effective at 10:00 a.m. on November 18, 1997.





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         IN WITNESS WHEREOF, the Company has caused this Amended and Restated
Certificate of Incorporation, which restates and integrates and further amends the Amended and Restated Certificate of Incorporation as heretofore amended and supplemented, and which has been duly adopted and approved pursuant to Section 242 and 245 of the Delaware General Corporation Law to be signed by Michael Levy, its President, this 18th day of November, 1997.


                                           SPORTSLINE USA, INC.



                                           By: /s/ Michael Levy
                                               --------------------------------
                                                   Michael Levy, President